Exhibit 10.17

REAL-TIME INSTRUMENT PATENT LICENSE AGREEMENT

This Agreement, is signed as of February 9, 2006 (the “Signing Date”) but is made effective as of April 1, 2005 (the "Effective Date"), by and between Applera Corporation, a corporation of the State of Delaware, through its Applied Biosystems Group, having an office at 850 Lincoln Centre Drive, Foster City, California 94404 ("ABI") on the one hand, and Bio-Rad Laboratories, Inc., having an office at 1000 Alfred Nobel Drive, Hercules, California 94547 (“BRL”) and BRL’s wholly owned subsidiary MJ Research, Inc. ("MJR"), having an office at 590 Lincoln Street, Waltham, MA 02451, each of ABI, BRL and MJR  hereafter referred to as a “Party” and, collectively, as “Parties”.

WHEREAS, on April 2, 2004, the jury, in the proceeding entitled Applera Corporation, et al. v. MJ Research, Inc., Case No. 3-98-CV-1201 pending in the United States District Court for the District of Connecticut (such proceeding, the “Connecticut Litigation”) rendered a verdict finding, among other things, that (i) defendants induced infringement of U.S. Patent Nos. 4,683,195; 4,683,202, 4,965,188; 5,333,675; 5,656,493 and 5,475,610, and directly and contributorily infringed U.S. Patent Nos. 5,333,675; 5,656,493 and 5,475,610, and (ii) defendants’ inducement of infringement of U.S. Patent Nos. 4,683,195; 4,683,202, 4,965,188 and 5,656,493 was willful.  The jury’s verdict was entered on April 15, 2004; and

WHEREAS, on or before August 18, 2004, BRL succeeded to the interests and liabilities of MJ Research and its Affiliates by acquiring MJ Geneworks, Inc., and its subsidiaries including MJ Research;

WHEREAS, an oral decision of the Opposition Division of the EPO on December 8, 2004 held that EP 872562 is invalid and ABI has filed an appeal with the European Patent Office;

WHEREAS, Applera is asserting infringement by BRL and its Affiliates of U.S. Patent No. 6,814,934 in litigation entitled Applera Corp. v. Bio-Rad Laboratories et al., Case No. 3:04-CV-01881 (RNC), USDC D. Conn. (the “Real-Time Litigation”);

WHEREAS, the Parties wish to settle their differences in the U.S. with respect to the Real-Time Litigation;

WHEREAS, simultaneously with this Agreement, the Parties have settled the Connecticut Litigation pursuant to a separate settlement agreement, consent judgment (entered in the Connecticut Litigation) and the Amended and Restated Thermal Cycler Supplier Agreement entered into by the Parties and the other litigants in the Connecticut Litigation;

Legend:

1.

[**] This material has been omitted pursuant to a request for confidential treatment.  The material has been filed separately with the Commission.

WHEREAS, under the Amended and Restated Thermal Cycler Supplier Agreement between the Parties, dated of even date herewith, Licensee has been granted certain license rights in certain fields under certain identified patents and patent applications claiming methods and apparatus for nucleic acid amplification, including the polymerase chain reaction ("PCR") process, but not including real-time thermal cycling apparatus rights that are the subject of this Agreement;

WHEREAS, in order to bring about a settlement of the Real-Time Litigation relating to Applera’s real-time PCR instrument patents, the Parties have entered into that certain “Real-Time Settlement Agreement” including that certain Consent Judgment and Permanent Injunction (the “Consent Judgment”) entered into of even date herewith and its integral components including this Agreement; and

WHEREAS, pursuant to the Settlement Agreement and this Agreement, Applera is willing to grant Licensee a license in certain fields under Applera’s United States Patent No. 6,814,934; and

WHEREAS, Applera offered but Licensee rejected a license under Japanese Patent No. JP 3136129, European Patent No. EP 0 872 562 B1 counterparts of United States Patent No. 6,814,934  claiming thermal cycling apparatus capable of performing nucleic acid amplification and detecting that amplification in real time.

NOW, THEREFORE, in consideration of the recitals set forth above and the terms and conditions set forth below, the Parties agree as follows:

1.

Definitions

For the purpose of this Agreement the terms set forth hereinafter shall be defined as follows:

1.1

"Affiliate" of a Party to this Agreement shall mean an organization: a) whose voting stock is controlled or owned directly or indirectly to the extent of fifty percent (50%) or more by the Party; b) which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of the Party; c) whose majority ownership is directly or indirectly common to that of the Party; or d) defined under a), b), or c) above except the amount of said ownership is less than fifty percent (50%) but that amount is the maximum amount permitted by law and Licensee has effective control.

It is understood and agreed that OEM Systems KK, a Japanese corporation with offices at 84, Mekawa Maskishima-cho, Uji, Kyoto, 611-0041 Japan ("OEM Systems KK") shall be deemed an Affiliate of Licensee for so long as Licensee maintains at least [**]  ownership interest in OEM Systems KK.

2.

1.2

“BRL Subsidiaries” shall mean the BRL subsidiaries, as evidenced in the United States Securities and Exchange Commission filings of BRL as of the Effective Date, whose voting stock is owned as of the Effective Date by BRL to the extent of the lesser of: (a)      [**]       or (b) the greatest percentage permitted under applicable law.  For the avoidance of doubt, any such subsidiary shall cease to be a BRL Subsidiary when BRL ceases to own      [**]      (or the greatest amount allowed by applicable law) of the voting stock of such entity.

1.3

“Developing Countries” shall mean all countries except for the following:

  [**]

1.4

“Existing Product” shall mean the Licensed Real-Time Thermal Cyclers that as of the Effective Date were manufactured, made publicly available and identified in Licensee’s then current product catalogs.  The term “Existing Product” shall also include the following BRL products, sold as of the Signing Date, that are identified on BRL’s catalog as: MiniOpticon Real-Time PCR Detection System, the IQ5 Real-Time PCR Detection System and the MyiQ Single-Color Real-Time PCR Detection System and the Chromo4 Four-Color Real-Time PCR System, which products are further described on Appendix B attached hereto.

1.5

"Fields" shall mean research, and all applied fields, specifically including food testing.  The term “Fields” does not include  the Human In Vitro Diagnostic Field or veterinary in vitro diagnostic applications.

1.6

"Human In Vitro Diagnostic Field" shall mean the in vitro measurement, observation, and/or determination of attributes, characteristics, diseases, traits or other conditions of a human being for the medical management of a human being.

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1.7

"Licensed Real-Time Thermal Cycler" shall mean an instrument, whether sold as an integrated product or as one or more components or modules, the manufacture, importation, offer for sale, sale or use of which would, but for the rights granted under this Agreement, infringe at least one Valid Claim of the Real-Time Apparatus Patent Rights.  For the purposes of the license set forth in Article 2 of this Agreement, Licensed Real-Time Thermal Cyclers are limited to instruments that are capable of thermally cycling                                      [**]

3.

  The foregoing shall not preclude the networking of multiple Licensed Real-Time Thermal Cyclers.

1.8

“Licensee” shall mean MJR, BRL and BRL Subsidiaries.

1.9

"Net Sales Price" shall mean

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4.

1.10

“Optics Improvement Patents” shall mean any U.S. patents claiming priority to (i) U.S. provisional patent application no. 60/085,765, filed May 16, 1998, and (ii) U.S. provisional patent application no. 60/092,784, filed Jul. 14, 1998 (including United States Patent No. 6,818,437), and all foreign counterparts (including, without limitation, EP 1 078 245, EP 1 619 491, JP 2005-274579, CN 1 664 562, CN 1 201 016, CA 2,328,609, AU 759 974) of any of the foregoing and any other patents owned or controlled by Applera as of the Signing Date that claim optical elements of an apparatus configured for real-time detection of polymerase chain reaction (PCR) amplification, or methods of using such optical elements of an apparatus for real-time detection of polymerase chain reaction (PCR) amplification.  The term “Optics Improvement Patents” expressly excludes: (i) the Category I Real-Time Rights, EP 872562 and all applications and/or patents claiming priority thereto, (ii) Japanese Patent No. 3,136,129, (iii) any patents and patent applications that cover real-time chemistry, reagents, reagent-containing kits, reagent-containing systems, and methods employing particular real-time chemistry, reagents, reagent-containing kits, reagent-containing systems, that instrument users, including Licensee, may wish or need for the performance of amplification and detection methods, including without limitation real-time detection methods, utilizing Licensed Real-Time Thermal Cyclers.

1.11

"Real-Time Apparatus Patent Rights" shall mean (a) Applera's United States Patent No. 6,814,934 B1; (b) Applera's other U.S. patents and applications that claim priority to United States patent application Serial No.  07/695,201; (c) and any Canadian counterparts of any of the foregoing (the patents and patent applications in part (a) through (c) above of this Section 1.11 (collectively, “Category I Real-Time Rights”).  Without limiting the foregoing, the term “Real-Time Apparatus Patent Rights” shall include any Valid Claims of other patents or patent applications (including, without limitation, the Optics Improvements Patents) owned by Applera as of the Signing Date (or controlled by Applera, as of the Signing Date, with the right to grant sublicenses) that (but for the license herein) are infringed by Licensee’s manufacture and selling within the scope of the license granted in Section 2.1 of Existing Products.  Notwithstanding anything herein to the contrary, the term “Real-Time Apparatus Patent Rights” expressly excludes: (i) EP 872562 and all applications and/or patents claiming priority thereto, (ii) Japanese Patent No. 3,136,129, (iii) any patents and patent applications that cover real-time chemistry, reagents, reagent-containing kits, reagent-containing systems, and methods employing particular real-time chemistry, reagents, reagent-containing kits,

5.

reagent-containing systems, that instrument users, including Licensee, may wish or need for the performance of amplification and detection methods, including without limitation real-time detection methods, utilizing Licensed Real-Time Thermal Cyclers; and (iv) any patents and patent applications licensed under the Amended and Restated Thermal Cycler Supplier Agreement.  The Real-Time Apparatus Patent Rights other than the Category I Real-Time Rights are referred to collectively as the “Added Real-Time Rights”.

1.12

"Temperature Cycling Instrument" shall mean an instrument, whether in single or multiple modules, that includes a Thermal Cycler and additional structure for performing one or more other functions.

1.13

"Thermal Cycler" shall mean an instrument, whether in single or multiple modules, that is capable in itself of automatically cycling samples in the PCR process.

1.14

"Territory"

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1.15

"Third Party" shall mean a Party other than one of the Parties to this Agreement.

1.16

"Valid Claim" shall mean a claim of an unexpired patent [**] which has not been held invalid or unenforceable by a decision of a court, Patent Office, or administrative tribunal from which no appeal is available.

2.

Grant

2.1

Upon the terms and subject to the exceptions and conditions of this Agreement, ABI grants to Licensee under the Real-Time Apparatus Patent Rights a personal, non-transferable, royalty-bearing, non-exclusive license in the Fields and in the Territory, to make, but not have made, to use and to import, Licensed Real-Time Thermal Cyclers, and to offer to sell, sell and distribute the same solely to end users, and solely under Licensee's name and trademarks.

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6.

2.2

Upon the terms and subject to the exceptions and conditions of this Agreement, ABI grants to Licensee under the Real-Time Apparatus Patent Rights a personal, non-transferable, royalty-bearing, non-exclusive license in the Fields and in the Territory, to make, but not have made, to use and to import add-on and substitute components, modules and software for Licensed Real-Time Thermal Cyclers, and to offer, sell and distribute the same solely to end-user Third-Party owners of Licensed Real-Time Thermal Cyclers purchased from Licensee.

2.3

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2.4

The grants under Sections 2.1 and 2.2 include no right, immunity, authorization or license, either expressly or by implication, under any patent or patent application that is not included in the Real-Time Apparatus Patent Rights, such as, by way of example but not of limitation, any patent claim or patent application claim to a real-time process or method.

2.5

Rights granted to Licensee by this Agreement are personal to Licensee alone.  Licensee shall have no right to sublicense, assign or otherwise transfer or share its rights hereunder.  Without limiting other acts or omissions constituting material breach hereof or ABI’s remedies or causes of action for the same: (i) any use, sale or promotion by Licensee of Licensed Real-Time Thermal Cyclers (including, without limitation, using or promoting the use of Licensed Real-Time Thermal Cyclers with assays or reagents in

7.

the Human In Vitro Diagnostic Field) in the Human In Vitro Diagnostic Field shall be deemed a material breach of this agreement; and (ii) any breach by the Licensee of Article 2 (including, without limitation, by Licensee exceeding the scope of the license herein) shall be deemed a material breach by Licensee of this Agreement.

2.6

Notwithstanding the prohibition of Section 2.5, Licensee's rights to sell to end users under the grants of Sections 2.1 and 2.2 include the right to sell through Affiliates (so long as Licensee reports and pays under this Agreement on their behalf) and through distributors of Licensee and such Affiliates, as well as directly; provided that: (i) as for distributors being used as of the Effective Date to distribute Licensed Real-Time Thermal Cyclers, Licensee inform such distributors within sixty (60) days of Licensee’s field and license restrictions under this Agreement and further inform such distributors that any sale by such distributors that exceeds the scope of the license hereunder will result in such distributors no longer having the right to distribute Licensed Real-Time Thermal Cyclers; (ii) as for new distribution agreements (whether renewals or new agreements with new distributors) such distributors contractually agree to abide by the terms and conditions of this Agreement; and (iii) Affiliates contractually agree to abide by the terms and conditions of this Agreement.

2.7

ABI covenants not to sue Licensee under any Valid Claims of patents issuing anywhere in the world claiming priority from United States patent serial number 08/113,168 or 08/266,061.

3.

Fees, Royalties, Records and Reports

3.1

For licenses and rights granted under Article 2, Licensee shall pay to ABI:

(a)

[**]

(b)

[**]

8.

[**]

[**]

(c)

for each Licensed Real-Time Thermal Cycler, including, without limitation, all modules and components, including software and computers and for each add-on or substitute component, module or software (excluding software upgrades valued or sold at US$ 300 or less) and associated warranty sold, delivered, invoiced or otherwise provided by any of Licensee, its Affiliates or distributors after the Effective Date,                             [**]

(d)

for each repair or replacement component of a Licensed Real-Time Thermal Cycler, including any replacement modules and components, including software and computers, sold, delivered, invoiced or otherwise transferred by any of Licensee, its Affiliates or distributors after the Effective Date,                                                   [**]                 , except that parts supplied free of charge under

9.

warranty, or repair, not amounting to reconstruction, of a Licensed Real-Time Thermal Cycler for which a royalty already has been paid under this Agreement, including replacement of components by identical components shall not be subject to royalty hereunder unless the component itself would directly or contributorily infringe the Real-Time Apparatus Patent Rights;

(e)

for each detector module or combination of detector modules which is less than a complete Licensed Real-Time Thermal Cycler, sold, delivered, invoiced or otherwise transferred by any of Licensee, an Affiliate or distributor after the Effective Date,

[**]

; and

(f)

for each Licensed Real-Time Thermal Cycler placed as a no-charge "loaner" or demonstration instrument, wherein the quantity of such loaner or demonstration instruments placed in a given year does not exceed

[**]

  For any quantity of loaners or demonstration instruments above

[**]

                    However, if any module or component is subsequently added or substituted, payment under subsections 3.1(d) and 3.1(e) shall be made for such module or component.

3.2

So long as Licensee remains a licensee under its Amended and Restated Thermal Cycler Supplier Agreement ("TCSA") with ABI, for each royalty-bearing item under Section 3.1 for which Licensee pays, inter alia, a percentage of the Net Sales Price under its TCSA,

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10.

3.3

All amounts payable hereunder shall be payable in United States dollars.  Sales in other countries shall be converted to U.S. dollars based on the New York rate of exchange as quoted in the Wall Street Journal for the last business day of the applicable month in which such payment obligation accrued.  If not so published, the Parties may agree in writing on a substitute publication.  In the event there is no comparable publication, the applicable rate for such date by the appropriate governmental agency in such country shall apply.

3.4

Licensee shall keep, and shall require its pertinent Affiliates and distributors to keep, full, true and accurate records containing all particulars necessary to show the amount payable to ABI under this Agreement and to demonstrate Licensee’s (and its Affiliates and distributors’) compliance with its obligations under this Agreement.  Licensee shall keep records

[**]

                                                          under the second paragraph of Section 2.1, which records shall be supplied to ABI as part of the quarterly royalty report to be delivered in accordance with Section 3.5 herein.  Such records and the supporting data shall be open at all reasonable times,                          [**]                                   the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accounting firm retained by ABI.  Such accounting firm will hold such records and supporting data in strict confidence, except as necessary to consult with and report to ABI and Licensee on Licensee's compliance with this Agreement.  If in dispute, such records shall be kept until the later of        [**]             or the date the dispute is settled.  Inspection shall be at ABI's expense, unless the inspector concludes that the amount payable that is stated in a report is understated by                                              [**]

3.5

Licensee shall within             [**]              after the first of January, April, July and October deliver (by U.S. mail or nationally recognized courier service with a text copy in excel format (or other reasonable format requested in writing by ABI) of such report transmitted by email to royalties@appliedbiosystems.com) to ABI a true and accurate royalty accounting report.  This report shall be on a country-by-country basis and shall give such particulars of the business conducted by Licensee in each country during the preceding three (3) calendar months as are pertinent to accounting under this Agreement, and shall be in accordance with, and include all information specified in, the royalty report form attached hereto as Appendix A, as may be amended by ABI in writing from time to time.  The royalty accounting report for the period spanning April 1, 2005 through September 30, 2005 shall be delivered by Licensee to ABI within thirty (30) days of the Signing Date.  The accounting report for the period spanning October 1, 2005 through December 31, 2005 shall be delivered by Licensee to ABI within thirty (30) days of the Signing Date.

The correctness and completeness of each report shall be attested to in writing by the responsible financial officer of Licensee or by Licensee's external auditor.

11.

3.6

Simultaneously with the delivery of each royalty account report (as per the schedule set forth in Section 3.5), Licensee shall pay to ABI the monies then due under this Agreement for the period covered by the report.  Each report and payment shall be sent by the due date to the following address:

Applied Biosystems

850 Lincoln Centre Drive

Foster City, California, 94404 U.S.A.

Attention: Director of Licensing

or to any address that ABI may advise in writing ninety (90) days prior to its becoming effective.

3.7

If Licensee shall fail to pay any amount owing under this Agreement by the due date, the amount owed shall bear interest at

                                              [**]                                                   from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

3.8

Failure of Licensee to pay any amount specified under this Agreement within thirty (30) days after the due date will allow ABI to automatically terminate this Agreement under Section 6.6.

3.9

Without limiting the foregoing, Licensee acknowledges and agrees that (i) instruments defined as “Accused Instruments” in the Consent Judgment are covered (i.e., but for the license granted pursuant to Article 2, the making, having made, using, selling, offer for sale or importing of such Accused Products would infringe the Real Time Apparatus Patent Rights) by the Real-Time Apparatus Patent Rights licensed hereunder and are subject to the royalty payment obligations applicable to Licensed Real-Time Thermal Cyclers set forth in Article 3; and (ii) any instrument, whether in single or multiple modules that includes a Thermal Cycler or Temperature Cycling Instrument and a detector which can be used to detect a fluorescence optical signal while the Thermal Cycler is in operation and without opening the vessel(s) in which amplification is occurring is also covered by the Real-Time Apparatus Patent Rights (Accused Instruments and such other instruments identified in part (ii) above, collectively, “Covered Products”).

3.10

Licensee acknowledges and agrees that the license herein reflects a Territory-wide (i.e., across all countries in the Territory) averaging of royalty obligations.  In particular, rather than a higher royalty rate that is pegged to Valid Claims of licensed patents and patent application on a jurisdiction by jurisdiction basis, and also to avoid the costs and administrative burden of reporting and calculating royalties on a jurisdiction by jurisdiction basis, Licensee has voluntarily opted for the lower royalty rate reflected in this Article 3 whereby royalties are due on the Net Sales Price of products covered by

12.

Valid Claims regardless of where in the Territory such products are made, used or sold so long as the making, having made, using, selling, offering for sale or importation of such product is covered in any one jurisdiction in the Territory by at least one Valid Claim of the patents and patent applications licensed pursuant to Article 2 herein

4.

Past Sales and Activities

4.1

Subject to Licensee’s compliance with its representations, warranties and covenants (including, without limitation, fulfillment of payment obligations) in this Agreement and in the Settlement Agreement, and Licensee’s payment due upon the Signing Date of                                      [**]                                    , all instruments that infringe the Category I Real-Time Rights (whether or not they also infringe any of the Added Real-Time Rights) that would have qualified (had they been sold after the Effective Date) as Licensed Real-Time Thermal Cyclers, including all modules and components thereof, that were manufactured, delivered, invoiced or otherwise transferred by Licensee solely under its own name and trademarks to end user customers (directly or through distributors) prior to the Effective Date shall be considered Licensed Real-Time Thermal Cyclers; and all earlier use of such instruments by customers, direct or indirect, of Licensee shall be deemed to have been use of Licensed Real-Time Thermal Cyclers subject to Article 2 and Article 4 herein.

4.2

Licensee at its cost shall use reasonable efforts to send to the original end-user customers of the Licensed Real-Time Thermal Cyclers that are the subject of Section 4.1, license notices in accord with Section 5.1 with a means reasonably satisfactory to ABI to relate each such notice to the appropriate Licensed Real-Time Thermal Cycler.  Such notices shall limit the end-user’s rights to use within the Fields in a manner consistent with this Agreement. Any such Licensed Real-Time Thermal Cycler not having such a license notice within one hundred and eighty (180) days after the Effective Date of this Agreement shall cease to be a Licensed Real-Time Thermal Cycler.  Any of Licensee’s costs of enforcing such field limitations shall be borne by Licensee.

5.

License Notice

5.1

Licensee agrees to include prominently in the front of the user's manual, and affix a corresponding label statement to the corresponding product, for each Licensed Real-Time Thermal Cycler sold worldwide, and for no other Thermal Cycler or Temperature Cycling Instrument, a Notice as specified from time to time by Applera.  Unless and until Applera reasonably instructs differently, the Notice shall be:

(a)

For a Licensed Real-Time Thermal Cycler sold as an integrated system containing at least a real time detector and a Thermal Cycler:

NOTICE TO PURCHASER

13.

This real-time thermal cycler is licensed under U.S. Patent No. 6,814,934 and corresponding claims in any counterpart Canadian patent thereof owned by Applera Corporation, solely in research and all other applied fields except human or veterinary in vitro diagnostics.  No rights are conveyed expressly, by implication or estoppel to any patents on real-time methods, including but not limited to 5' nuclease assays, or to any patent claiming a reagent or kit.

(b)

For a detection module that is capable of being combined with, but is sold separately from, a Thermal Cycler or Temperature Cycling Instrument: to form a Licensed Real-Time Thermal Cycler:

NOTICE TO PURCHASER

This [Bio-Rad product name ] detection module, when combined with a [Bio-Rad product name] thermal cycler for which the applicable real-time thermal cycler royalty fee has been paid, constitutes a real-time thermal cycler licensed under U.S. Patent No. 6,814,934 and corresponding claims in any Canadian counterpart patent thereof owned by Applera Corporation, for use solely in research and all applied fields except human and veterinary in vitro diagnostics.  These license rights are effective only if this detection module is combined with a Bio-Rad thermal cycler for which the applicable real-time thermal cycler royalty fee has been paid and not with any other thermal cycler.  No rights are conveyed expressly, by implication or estoppel to any patents on real-time methods, including but not limited to 5' nuclease assays, or to any patent claiming a reagent or kit.  For further information on purchasing license rights, contact the Director of Licensing at Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California, 94404, USA.

(c)

For a Thermal Cycler module (i.e., for which applicable royalties under this Agreement have been paid) that is capable of being combined with, but is sold separately from, a detection module to form a Licensed Real-Time Thermal Cycler:

NOTICE TO PURCHASER

This [Bio-Rad product name ] thermal cycler, when combined with a [Bio-Rad product name] detection module bearing a valid label license under U.S. Patent No. 6,814,934, constitutes a real-time thermal cycler licensed under U.S. Patent No. 6,814,934 and corresponding claims in any Canadian counterpart patent thereof owned by Applera Corporation, for use solely in research and all applied fields except human and veterinary in vitro diagnostics, provided that the real-time thermal cycler royalty fee that is

14.

applicable to said thermal cycler has been paid.  No rights are conveyed expressly, by implication or estoppel to any patents on real-time methods, including but not limited to 5' nuclease assays, or to any patent claiming a reagent or kit.  For further information on purchasing license rights, contact the Director of Licensing at Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California, 94404, USA.

6.

Term and Termination

6.1

This Agreement (and the licenses and royalty obligations hereunder), unless sooner terminated pursuant to Article 6 herein, shall continue until the date of expiration of the last-to-expire of the patents under which rights are granted in this Agreement.

6.2

Licensee may terminate this Agreement for any reason by giving written notice to ABI and ceasing to label, advertise or promote any instruments as Licensed Real-Time Thermal Cyclers.  Such termination shall be effective ninety (90) days after said notice or cessation, whichever is later.

6.3

INTENTIONALLY LEFT BLANK.

6.4

This Agreement shall terminate upon (i) an adjudication of Licensee as bankrupt or insolvent, or Licensee's admission in writing of its inability to pay its obligations as they mature; (ii) an assignment by Licensee for the benefit of creditors; (iii) the appointment of, or Licensee's applying for or consenting to the appointment of, a receiver, trustee or similar officer for a substantial part of its property; or (iv) the institution of or any act of Licensee instituting any bankruptcy, insolvency arrangement, or similar proceeding.  This Agreement shall terminate immediately and automatically without any requirement of notice or any other action by ABI upon the occurrence of any of the following unless cured by Licensee within a reasonable period following such process:  the issuance or levy of any judgment, writ, warrant or attachment or execution or similar process against a substantial part of the property of Licensee.  A termination pursuant to this Section 6.4 shall be deemed to have occurred immediately prior to the events set forth in this Section triggering such termination.

6.5

Subject to Section 9.1, ABI may terminate this Agreement immediately on notice upon any change in the ownership or control of Licensee.  For such purposes, a "change in ownership or control" shall mean that, 50% or more of the voting stock of Licensee becomes subject to the ownership or control of a person or entity, other than a beneficiary under a last will and testament, or any related group of persons or entities acting in concert, which person(s) or entity(ies) did not own or control such portion of voting stock on the Effective Date hereof.  Subject to Section 9.1, ABI shall have the same right to terminate upon any transfer of 50% or more of the assets of Licensee.  Without limiting ABI’s foregoing right to terminate, (i) MJR shall remain licensed

15.

hereunder only so long as MJR remains a wholly (i.e., one hundred percent (100%)) owned subsidiary of BRL; and (ii) an entity that is or was a BRL Subsidiary (as defined in Section 1.2) shall remain a BRL Subsidiary only for so long as BRL owns ninety percent (90%), or the greatest amount allowed under applicable law, of the voting stock of such entity.

6.6

In the event Licensee (whether one or more of BRL, MJR, or a BRL Subsidiary) materially breach this Agreement or the Settlement Agreement, then without limiting ABI’s legal or equitable remedies, this Agreement shall terminate automatically thirty (30) days after ABI provides notice thereof to Licensee provided that Licensee fails to cure such material breach within such thirty (30) day period.  In Developing Countries, ceasing sales, within the foregoing cure period, to a distributor exceeding the scope of the license herein, shall constitute a cure of a breach due to such acts by such distributor.  Any failure by Licensee to perform any payment obligation as and when due under this Agreement shall be deemed a material breach of this Agreement and the Settlement Agreement.

6.7

Upon expiration or termination of this Agreement, all rights granted to Licensee herein shall terminate.

6.8

Subject to Section 6.7, termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to or on account of such termination or expiration.  All remedies provided hereunder or elsewhere are cumulative.  Licensee's obligations to report and pay royalties as to activities under this Agreement, and ABI's right to audit under Section 3.4, shall survive termination or expiration.  Without limiting the survival of other Sections herein that expressly survive termination or expiration, Articles 1, 6, 7, 10 and 11 shall survive any termination or expiration of this Agreement.

6.9

Without limiting ABI’s remedies under the Settlement Agreement, ABI shall have the right to terminate this Agreement immediately upon written notice to Licensee if Licensee or any of its Affiliates

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16.

7.

Confidentiality – Publicity

7.1

Unless and until ABI reasonably instructs differently, in advertisements, catalogs, brochures, sales literature and promotional literature for Licensed Real-Time Thermal Cyclers, Licensee, Affiliates and distributors shall state the following prominently in type and location:

Bio-Rad Real-time thermal cycler [model(s) or product number] are licensed real-time thermal cycler(s) under Applera's United States Patent No. 6,814,934 B1 for use in research and for all other fields except the fields of human diagnostics and veterinary diagnostics.

7.2

With respect to Licensee's distribution of any written information to Third Parties, including but not limited to advertising, brochures, catalogs, promotional and sales material, and public relations material, ABI shall have the right to prescribe changes regarding references to, or descriptions of: Applera, Applied Biosystems, the patents under which rights are granted in this Agreement or this Agreement.  Licensee agrees to comply with ABI's reasonable prescriptions.

7.3

Except as provided in Sections 7.1 and 7.2, Licensee shall maintain the confidentiality of the provisions of this Agreement and shall refrain from disclosing the terms of this Agreement without the prior written consent of ABI, except to the extent such disclosure is required under applicable law or regulation provided that (i) such disclosure is limited to the information that must be so disclosed under applicable law or regulation; and (ii) Licensee notifies ABI of such requirement and the text of the proposed disclosure at least (30) days before such proposed disclosure is required or in any event as far in advance of the date of disclosure as is reasonably possible and allows ABG a reasonable opportunity to comment upon, object or seek a protective order or other injunctive relief to prevent or limit such disclosure.  Licensee shall be permitted to issue a press release, reasonably acceptable to ABI, that announces the grant of the license hereunder.  Licensee may disclose the provisions of this Agreement to Michael Finney and John Finney, provided that they shall first have agreed in a writing provided to ABI that they will be bound by the confidentiality terms of this Article 7.

8.

Compliance and Quality

8.1

In the exercise of any and all rights and in performance hereunder, it shall be the duty of Licensee, not ABI, to comply fully with all applicable laws, regulations

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and ordinances and to obtain and keep in effect licenses, permits and other governmental approvals (federal, state or local) necessary or appropriate to carry on activities hereunder.

8.2

ABI does not approve or endorse any Licensed Real-Time Thermal Cycler of Licensee in any way or for any purpose, including for real-time PCR.  Quality and quality control with respect to suitability for real-time PCR, according to standards and requirements that may exist in the marketplace from time to time, are the sole responsibility of Licensee.

9.

Assignment

9.1

This Agreement (and the licenses granted hereunder) is personal in nature.  This Agreement and the rights hereunder are non-delegable and non-assignable by the Licensee.  Without limiting the foregoing, this Agreement cannot be assumed or assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in Section 365(c)(1) of the United States Bankruptcy Code or any similar provisions of state or federal law.  This Agreement shall not be assigned or transferred by Licensee (including without limitation by any attempted assignment or transfer that would arise from a sale or transfer of Licensee's business or assets or acquisition of all of the equity or any change of control of Licensee) except as permitted under this Section 9.1.  Any such assignment or transfer or attempted assignment or transfer (except as permitted under this Section 9.1) shall be void ab initio and result in the immediate and automatic termination of this Agreement without any requirement of notice or other action by ABI.

[**]

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9.2

ABI may assign or transfer all or any part of its rights and obligations under this Agreement at any time without the consent of Licensee.  Licensee agrees to execute such further acknowledgements or other instruments as ABI may reasonably request in connection with such assignment.

10.

Negation of Warranties and Indemnity

10.1

Nothing in this Agreement shall be construed as: a) a warranty or representation by ABI as to the validity, enforceability or scope of any patent; b) a warranty or representation that anything made, used, sold, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of third parties; or a warranty or representation that the practice (or making, using, selling, offering, importing or transferring products licensed under the Real-Time Apparatus Patent Rights) under the Real-Time Apparatus Patent Rights is or will be free from infringement of patents of Third Parties; c) an obligation by ABI to file any patent application, secure any patent, or maintain any patent in force; d) any obligations of ABI to prosecute, enforce or sublicense its patent rights to (or against) Third Party infringers; e) except as expressly set forth herein, conferring upon Licensee the right to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of, ABI or any of its affiliates; f) granting by implication, estoppel, or otherwise, any license, immunity or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of ABI other than the express licenses granted under the Real-Time Apparatus Patent Rights pursuant to Article 2 regardless of whether such patent is dominant or subordinate to the patents under which rights are granted in this Agreement; g) an obligation to furnish any know-how; or h) creating any agency, partnership, joint venture or similar relationship between ABI and Licensee.  Without limiting the foregoing, nothing herein shall be construed to convey to Licensee any rights, licenses or immunities from suit under the Real-Time Apparatus Patent Rights outside of the Territory or outside of the Field.  Licensee acknowledges that ABI will be under no obligation to offer Licensee any license under the Real-Time Apparatus Patent Rights outside the Territory or outside of the Field and if Licensee offers any such licenses, ABI reserves the right to demand royalties or other payments that are less favorable to Licensee than the royalties and payments required under this Agreement.

10.2

EXCEPT AS EXPRESSLY STATED HEREIN, ABI MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT) WITH RESPECT TO THE REAL-TIME APPARATUS PATENT RIGHTS, THE PRACTICE OF THE LICENSE HEREUNDER OR THE MAKING, USING OR SELLING OF PRODUCTS LICENSED HEREUNDER.  IN NO EVENT SHALL ABI BE LIABLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION LOST PROFITS).

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10.3

Licensee shall assume full responsibility for its operation under the patents under which rights are granted in this Agreement, the manufacture of Licensed Real-Time Thermal Cyclers and the use thereof and shall defend, indemnify and hold ABI harmless from and against all liability, demands, damages, expenses (including attorneys' fees) and losses for death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action, in view of the use by Licensee, its officers, directors, agents and employees of the Real-Time Apparatus Patent Rights and the manufacture and use of Licensed Real-Time Thermal Cyclers except that Licensee shall not be liable to ABI for injury or damage arising solely because of ABI's negligence.

10.4

ABI represents and warrants to Licensee that ABI is the sole and exclusive owner of all right, title and interest in the Real-Time Apparatus Patent Rights, and such Real-Time Apparatus Patent Rights are not subject to any encumbrance, lien or claim of ownership by any Third Party that would encumber the rights granted to Licensee in this Agreement

11.

General

11.1

If after execution of this Agreement, ABI grants a license to any Third Party, other than Roche or a collaboration partner (including, without limitation, any party to an agreement with ABI entailing collaborative research, development or manufacturing) of substantially the same scope and encompassing the same fields as the license granted to Licensee herein but under more favorable royalty rates, expressed as a percentage of the Net Sales Price of such other licensee’s royalty-bearing products, than those given to Licensee under this Agreement then: ABI shall promptly notify Licensee of such more favorable royalty rates, and Licensee shall have the right and option to substitute such more favorable royalty rates that are expressed as percentages of Net Sales Price (such more favorable royalty rate, the “Substituted Royalty Rate”) for the royalty rates contained herein; provided that at ABI’s election Licensee accepts all other terms and conditions (whether more or less favorable to Licensee) or at ABI’s election all other terms and conditions excluding additional licenses granted in other fields of such agreement with such Third Party (such new agreement with Licensee on the same terms and conditions, mutatis mutandum, as apply to such Third Party, referred to hereafter as the “Substituted Agreement”).  In no event shall Licensee be entitled to any refund, substitution or reduction of the issuance fee paid by Licensee pursuant to Section 3.1 or any other payment made by Licensee pursuant to this Agreement.  If Licensee accepts a Substituted Agreement, such Substituted Agreement shall be effective as of the date of execution of such other Third Party license agreement; and shall not affect any of Licensee’s obligations (including, without limitation, payment obligations) that have accrued prior to such date.   Notwithstanding the foregoing, this Section 11.1 and Licensee’s right to obtain the benefit of a Substituted Royalty Rate shall not apply with respect to any licenses wherein (i) Applera receives substantial non-monetary consideration, for example, such as intellectual property rights, as a part of the

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consideration for its or their granting of such license to a Third Party; or (ii) such license is granted to such Third Party as part of a settlement of actual or threatened litigation.

11.2

This Agreement together with the Settlement Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it.  Concurrently with this Agreement, the Parties have also entered into separate agreements (including without limitation the Connecticut Settlement Agreement and the Amended and Restated Thermal Cycler Supplier Agreement) to bring about a settlement of the Connecticut Litigation.  This Agreement may be modified or amended only by a writing executed by authorized officers of each of the Parties.

11.3

Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by overnight courier or facsimile, properly addressed to the other Party at the respective address as shown below:

If to ABI:

Applied Biosystems

850 Lincoln Centre Drive

Foster City, California, U.S.A. 94404

Attention: Director of Licensing

Fax No.:  (650) 638-6071

If to Licensee:

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, CA 94547

Attention:  General Counsel

Fax No. (510) 741-5815

Either Party may change its address by providing notice to the other.  A notice shall be deemed given four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, or the date of facsimile transmission, as the case may be.

11.4

Governing Law and Venue.  This Agreement shall be deemed made in the State of California, and it shall be construed and enforced in accordance with the law of the State of California.  The Parties agree that the exclusive jurisdiction and venue for any dispute or controversy arising from this Agreement shall be in the state or federal courts in California.

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11.5

If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties agree to negotiate in good faith a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.6

Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense.  The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  Each Party hereto and its counsel have participated fully in the review and negotiation of this Agreement.  Both parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either Party.

11.7

It is expressly agreed that the Parties, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.

11.8

The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.9

This Agreement may be executed (including via facsimile) in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10

The representations, warranties, covenants, rights and obligations set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any third parties.

11.11

BRL is and shall remain jointly and severally liable with MJR and the BRL Subsidiaries for all of Licensee’s obligations hereunder.  Without limiting Licensee’s obligations hereunder, each of MJR and BRL hereby agrees to act as guarantor for the other Licensee’s and the BRL Subsidiaries performance (including payment obligations of each Licensee hereunder) and compliance with its obligations under this Agreement.  BRL shall make royalty reports and royalty payments on behalf of MJR and all of the BRL Subsidiaries (in the same manner as BRL is obligated hereunder) regardless of whether such BRL Subsidiaries are signatories to this Agreement.  BRL

22.

represents and warrants that it has the authority to bind all of the BRL Subsidiaries to the terms and conditions of this Agreement.  This Section 11.11 shall survive any expiration or termination of this Agreement and any change of control or acquisition of Licensee (even if such change of control or acquisition results in (i) BRL no longer qualifying as an Affiliate of MJR or (ii) an entity that was formerly a BRL Subsidiary (as defined in Section 1.2) ceasing to qualify as a BRL Subsidiary.

/ / /

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized representatives, effective as of the Effective Date.

	APPLERA CORPORATION, THROUGH ITS APPLIED BIOSYSTEMS GROUP		.MJ RESEARCH, INC

By:	/s/ Catherine M. Burzik Catherine M. Burzik	By:	/s/ Norman Schwartz Norman Schwartz

	Title: President		Title: President

	Date: February 9, 2006		Date: February 9, 2006

BIO-RAD LABORATORIES, INC.

By:	/s/ Norman Schwartz Norman Schwartz
Title: President

Date: February 9, 2006

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